STRALEM & COMPANY INCORPORATED

                                CODE OF ETHICS

            WHEREAS, STRALEM & COMPANY INCORPORATED (the "Adviser") is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and serves as adviser to Stralem Fund (the "Trust"), a registered investment company under the Investment Company Act of 1940, as amended (the "ICA"); and

            WHEREAS STRALEM & COMPANY INCORPORATED, a registered broker dealer acts as the principal underwriter of the Trust;

            WHEREAS, Rule 17j-1 under the ICA requires that the adviser and the principal underwriter of the Trust adopt a Code of Ethics.

            NOW, THEREFORE, the Adviser hereby adopts this Code of Ethics as of this ____ day of _________, 2000.

I.    DEFINITIONS

            For purposes of this Code of Ethics the following terms shall have the meanings set forth below:

      A. "Access Person" means any director, officer, general partner or Advisory Person of the Adviser who, with respect to any Trust or investment company registered under the ICA makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the Adviser to the Trust or any investment company registered under the ICA.

      B.    "Advisory Person" means

            1. any employee of the Adviser, the Trust or its administrator (or of any entity in a control relationship with the Adviser or the Trust ) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information (other than publicly available information) regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

            2. any natural person directly or indirectly owning, controlling, or holding with power to vote, 25% or more of the outstanding voting securities of the Adviser or Trust who obtains information (other than publicly available information) concerning recommendations made by the Adviser or the Trust with regard to the purchase or sale of a security.

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      C.    "Affiliated Persons" or "Affiliates" means

            1. any employee or Access Person of the Adviser or the Trust, and any member of the immediate family (defined as spouse, child, mother, father, brother, sister, in-law or any other relative) of any such person who lives in the same household as such person or who is financially dependent upon such person;

            2. any account for which any of the persons described in C.1. hereof is a custodian, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time gives investment advice; and

            3. any partnership, corporation, joint venture, trust or other entity in which any employee of the Adviser or the Trust or Access Person of the Trust directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

      D. "Adviser's Client Accounts" means accounts of any persons who receive from the Adviser investment advice, recommendations, research or analyses concerning securities and from whom the Adviser receives compensation. This definition is intended to include the Trust.

      E. "Beneficial ownership of a security" by any person includes securities held by:

            1. a spouse, minor children or relatives who share the same home with such person;

            2.    an estate for such person's benefit;

            3.    a trust, of which

                  (a) such person is a trustee or such person or members of such person's immediate family have a vested interest in the income or corpus of the trust, or

                  (b)   such person owns a vested beneficial interest, or

                  (c) such person is the settlor and such person has the power to revoke the trust without the consent of all the beneficiaries;

            4.    a partnership in which such person is a partner;

            5. a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director or 10% stockholder;

            6. any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership; or


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            7.    such person's spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time.

            A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or to direct the disposition of such security. A person is the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time within sixty (60) days.

      F. "Control" means the power to exercise a controlling influence over the management or policies of a corporation. Any person who owns beneficially, either directly or through one or more controlled corporations, more than 25% of the voting securities of a corporation shall be presumed to control such corporation.

      G. "Covered Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; provided, however, that "security" shall not mean securities issued or guaranteed by the Government of the United States, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, or shares of registered open-end investment companies.

      H.    "Covered Security held or to be acquired" by the Trust means:

            1.    any security which, within the most recent fifteen (15) days,

                  (a)   is or has been held by the Trust, or

                  (b) is being or has been considered by the Adviser or the Trust for purchase by the Trust; or

            2. any option to purchase or sell, and any security convertible into or exchangeable for, a security described in G.1. hereof.


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

      I.    "Employee" means any employee of the Adviser.

      J. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a et seq.], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

      K.    "Investment Adviser" means

            1.    Stralem & Company Incorporated and any successor entity;

            2. any person (other than a bona fide officer, director, trustee, member of an advisory board, or employee of the Trust, as such) who pursuant to a contract with the Trust regularly furnishes advice to the Trust with respect to the desirability of investing in, purchase or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by the Trust; and

            3. any other person who pursuant to a contract with a person described in clause (2) regularly performs substantially all of the duties undertaken by such person described in clause
                  (2); but does not include (i) a person whose advice is furnished solely through uniform publications distributed to subscribers thereto, (ii) a person who furnishes only statistical and other factual information, advice regarding economic factors and trends, or advice as to occasional transactions in specific securities, but without generally furnishing advice or making recommendations regarding the purchase or sale of securities, (iii) a company furnishing such services at cost to one or more investment companies, insurance companies, or other financial institutions, (iv) any person the character and amount of whose compensation for such services must be approved by a court, or (v) such other persons as the Securities and Exchange Commission may by rules and regulations or order determine not to be an investment adviser within the intent of Section 2(a)(2) of the ICA.

      L.    "Investment Personnel" of the Adviser or the Trust means:

            1. Any employee of the Adviser or the Trust (or of any company in a control relationship to the Adviser or the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and

            2. Any natural person who controls the Adviser or the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

      M. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) [15 U.S.C. 77d(2) or 77d(6)] or pursuant to rule 504, rule 505, or rule 506 [17 CFR 230.504, 230.505, or
            230.506] under the Securities Act of 1933.


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      N.    "Principal underwriter" of or for the Trust (unless the Trust becomes a closed-end company), or of any security issued by the Trust, means any underwriter who as principal purchases from the Trust, or pursuant to contract has the right (whether absolute or conditional) from time to time to purchase from the Trust, any security issued by the Trust for distribution, or who as agent for the Trust sells or has the right to sell any security issued by the Trust to a dealer or to the public or both, but does not include a dealer who purchases from the Trust through a principal underwriter acting as agent for such company. "Principal underwriter" of or for a closed-end company or any issuer which is not an investment company, or of any security issued by such a company or issuer, means any underwriter who, in connection with a primary distribution of securities, (A) is in privity of contract with the issuer or an affiliated person of the issuer; (B) acting alone or in concert with one or more other persons, initiates or directs the formation of an underwriting syndicate; or (C) is allowed a rate of gross commission, spread, or other profit greater than the rate allowed another underwriter participating in the distribution.

      O. "Purchase or sale of a Covered Security" includes the writing of an option to purchase or sell a security.

II.   COMPLIANCE WITH GOVERNING LAWS,
     REGULATIONS AND PROCEDURES

      A. All Employees shall have and maintain knowledge of and shall comply strictly with all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

      B. The Adviser will identify all Access Persons employed directly by the Adviser by March 1, 2000. Employees beginning employment with the Adviser after March 1, 2000 will be notified at the time of hire if they are Access Persons. Employees who are not Access Persons at the time of hire or on March 1, 2000, may become Access Persons and such employees are obligated to comply with the reporting obligations set forth in this Code of Ethics and procedures adopted hereunder. Persons required to report under this Code of Ethics shall be listed on Exhibit A.

      C. Each Employee will be given a copy of the Code of Ethics at the time of his or her employment and each Access Person is required to submit a statement (Exhibit B) at least annually that he or she has reviewed the Code of Ethics. Each Employee shall have and maintain knowledge of and shall comply with the provisions of this Code of Ethics and any procedures adopted hereunder.

      D. All Employees shall comply with all laws and regulations concerning insider trading and with the Adviser's prohibition against insider trading contained in the "Insider Trading Procedures," Exhibit C to this Code of Ethics. Trading on or communicating material non-public information, or "inside information," of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited.


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

      E. All Employees shall comply strictly with procedures established by the Adviser to ensure compliance with this Code of Ethics and with applicable federal and state laws and regulations of governmental agencies and self-regulatory organizations. Employees shall not knowingly participate in, assist, or condone (i) any act in violation of any statute or regulation governing securities matters or the Adviser, nor (ii) any act which would violate any provision of this Code of Ethics or any procedures adopted hereunder.

      F. Each Employee having supervisory responsibility shall exercise reasonable supervision over Employees subject to his or her control, with a view to preventing any violation by such persons of applicable statutes or regulations, the Trust's Code of Ethics or procedures, or the provisions of this Code of Ethics or procedures adopted hereunder.

      G. Any Employee encountering evidence that acts in violation of applicable statutes or regulations or provisions of this Code of Ethics or procedures adopted hereunder have occurred shall report such evidence to the Executive Vice President (the "EVP") of the Adviser or such other person as appointed in procedures adopted hereunder. Such action by the Employee shall remain confidential, unless the Employee waives confidentiality or federal or state authorities compel disclosure. Failure to report such evidence may result in disciplinary proceedings and may include sanctions as set forth in procedures adopted hereunder.

III.  ACTIVITIES AND TRANSACTIONS OF ACCESS PERSONS

      A. No Access Person shall recommend to, or cause or attempt to cause, the Adviser's Client Accounts or the Trust to acquire, dispose of, or hold any security (including, any option, warrant or other right or interest relating to such security) of which such Access Person or an affiliate of such Access Person has direct or indirect beneficial ownership unless the Access Person has first disclosed in writing to the EVP of the Adviser all facts reasonably necessary to identify the nature of the ownership of such Access Person or his or her affiliate in such security.

      B.    Limited Offerings and Initial Public Offerings:

            1. No Access Person shall acquire direct or indirect beneficial ownership of an unregistered security issues in a Limited Offering or an Initial Public Offering without obtaining the prior written approval of the EVP of the Adviser.

            2. Under normal circumstances, such approval will not be withheld if the Access Person demonstrates in writing that:

                  (a)   the investment is not suitable for the Trust;

                  (b) the investment opportunity was unique to the individual circumstances of the Access Person; and

                  (c)   no overreaching would or could occur.


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                  An Access Person who has been authorized to acquire securities in a Limited Offering must disclose such investment to the EVP of the Adviser when such Access Person plays a part in any subsequent consideration of any investment in the issuer by the Trust. The decision to purchase securities of the issuer for the Trust shall be subject to an independent review by the President of the Trust.

      C. No Access Person shall serve on the board of directors/trustees of organizations (whether for profit or not for profit) that will or intend to raise proceeds through public solicitation or issuance of securities without prior written approval of the EVP of the Adviser. In the relatively small number of instances in which board service is authorized, Access Persons serving as directors normally should be isolated from those making investment decisions through "Chinese Wall" or other procedures.

      D. If, as a result of fiduciary obligations to other persons or entities, an Access Person believes that such person or an affiliate of such person is unable to comply with certain provisions of the Code, such Access Person shall so advise the EVP of the Adviser in writing, setting forth with reasonable specificity the nature of such fiduciary obligations and the reasons why such Access Person believes such person is unable to comply with any such provisions. The EVP of the Adviser may, in his discretion, exempt such Access Person or an affiliate of such person from any such provisions, if the EVP of the Adviser shall determine that the services of such Access Person are valuable to the Adviser and the failure to grant such exemption is likely to cause such Access Person to be unable to render services to the Adviser. Any Access Person granted an exemption (including, an exception for an affiliate of such person), pursuant to this Section IV shall, within three business days after engaging in a purchase or sale of a security held or to be acquired by a client, furnish the EVP of the Adviser with a written report concerning such transaction, setting forth the information specified in Section IV.C hereof.

IV.   REPORTING PROCEDURES

      A. Except as provided by Section IV.E hereof, every Access Person shall report to the EVP of the Adviser the information described in Sections IV.B and IV.C hereof with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security (whether or not such security is a security held or to be acquired by a client); provided, however, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

      B. Initial Holdings Report. Each Access Person, within ten days of becoming an Access Person, shall report to the Adviser, the following information, in the form of Exhibit D hereto:

            1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;


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            2.    The name of any broker, dealer or bank with whom the Access
                  Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became and Access Person; and

            3.    The date that the report is submitted by the Access Person.

      C. Quarterly Transactions Report. Each Access Person, not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall report the following information, in the form of Exhibit E hereto:

            1.    With Respect to Transactions During the Quarter In Covered
                  Securities:

                  (a) The date of transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

                  (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (c)   The price at which the transaction was effected; and

                  (d) The name of the broker, dealer or bank with or through which the transaction was effected.

                  (e)   The date that the report is submitted by the Access
                        Person.

            2. With Respect to New Accounts Established During the Quarter In Which Any Securities Were Held:

                  (a) The name of the broker, dealer or bank with whom the Access Person established the account;

                  (b)   The date the account was established; and

                  (c)   The date that the report is submitted by the Access
                        Person.

      D. Annual Holdings Report. Each Access Persons, no later than 20 calendar days after December 31 of each year, shall report the following information in the form of Exhibit F hereto:

            1. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial interest;

            2. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

            3.    The date that the report is submitted by the Access Person.


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                  In the event that no securities are held as of December 31, the report should specify that securities were not held as of such date. This report should include all securities and other financial property, including book entry shares held at companies, broker/dealers, investment advisers or other institutions and physically issued certificates held in a safe deposit box, at one's home, or in the trust department of a bank or trust company.

      E.    Notwithstanding the provisions of Sections IV.A and IV.C hereof,

            1. no person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

            2. no report is required from an Access Person of an investment company registered under the ICA if such investment company is a money market fund or an investment company that does not invest in Covered Securities; and

            3. no Quarterly Transactions Report is required from an Access Person of the Trust if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to that Access Person, if all of the information required to be contained in the Quarterly Transactions Report is contained in such broker trade confirmations or account statements that are received within ten days after the end of the calendar quarter.

V.    REVIEW PROCEDURES

      A. The reports submitted by Access Persons pursuant to Section IV.C hereof shall be reviewed at least quarterly by the EVP of the Adviser, or such other persons or committees as shall be designated by the EVP of the Adviser, in order to monitor compliance with this Code of Ethics. The EVP shall report all failures to comply with this Code of Ethics to the Board of Trustees of the Trust.

      B. If it is determined by the Adviser or the Board of Trustees of the Trust that a violation of this Code of Ethics has occurred and that the person violating this Code of Ethics has purchased or sold a security at a more advantageous price than that obtained by the Trust, such person shall be required to offer to sell to or purchase from the Trust, as the case may be, such security at the more advantageous price. If this cannot be consummated, then the Adviser or the Board of Trustees of the Trust shall take such other course of action as it may deem appropriate. With respect to any violation of this Code of Ethics, the Adviser or the Board of Trustees of the Trust may take any preventive, remedial or other action that it may deem appropriate. In determining whether or not there has been, or may be, a conflict of interest between the Trust and any person subject to this Code of Ethics, the Adviser or the Board of Trustees of the Trust shall consider all of the relevant facts and circumstances.

      C. At least annually, the Adviser shall furnish to the Board of Trustees a written report that:


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            1.    Describes any issues arising under this Code of Ethics or
                  procedures adopted hereunder, including but not limited to, any information about material violations of this Code of Ethics, procedures adopted hereunder, and sanctions impose in response to such material violations; and

            2. Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

      D. The records created and maintained under this Code of Ethics shall be maintained as follows:

            1. A copy of each Code of Ethics for the Adviser in effect at any time in the last five years must be maintained in an easily accessible place.

            2. A copy of any records of violations of the Code of Ethics or any action taken as a result of a violation must be maintained in an easily accessible place for five years after the end of the fiscal year in which the violation occurs.

            3. All Initial Holdings Reports, Quarterly Transactions Reports and Annual Holdings Reports from Access Persons, and all reports to the Trust shall be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

            4. A record of all persons currently or within the past five years who are or were required to make reports and persons designated to review the reports required under this Code of Ethics shall be maintained in an easily accessible place for at least five years.

            5. All approvals of the purchase of securities in an Initial Public Offering or Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.


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         Exhibit A

         LIST OF ACCESS PERSONS REQUIRED TO REPORT UNDER CODE OF ETHICS


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                                                                       Exhibit B

                        STRALEM & COMPANY INCORPORATED

                                CERTIFICATION

I hereby certify to Stralem Fund and/or Stralem & Company Incorporated that I have read and understand the Code of Ethics dated ______________, 2000, and will act in accordance with the policies and procedures expressed therein.


_____________            ______________________
(Date)                        (Signature)

                         ______________________
                         (Printed Name)


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